UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    ---------

                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          Date of Report: May 16, 2001


                          COMMISSION FILE NO. 333-71213

                         MINNESOTA CORN PROCESSORS, LLC
             (Exact name of registrant as specified in its charter)

           COLORADO                                               41-1928467
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


                  901 NORTH HIGHWAY 59, MARSHALL, MN 56258-2744
                    (Address of principal executive offices)

                                 (507) 537-2676
               (Registrant's telephone number including area code)


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ITEM 5.           OTHER EVENTS

                  On May 16, 2001, Minnesota Corn Processors, LLC mailed out their Financial Report for the Quarter Ended March 31, 2001. The relevant portion of the mailing regarding forward-looking statements reads as follows:

                  OUTLOOK:
                  At the District Meetings, we advised you that, even though we received a sweetener price increase of 7-8%, significantly higher energy bills would, unfortunately, offset this income increase during the current year. Therefore, we indicated that this year's performance would be similar to last year's. This is still our belief.

                  We also explained that it would be difficult to be profitable in this quarter because of the large increase in our natural gas costs. This has proven to be true. However, the quarter is still in line with our annual business plan projection. In fact, we are slightly ahead of forecast.

                  So far, the news from the ethanol front is encouraging. Demand is strong and pricing is above last year's level at this time. Costs, particularly for energy, have increased, reducing our profit margin, but ethanol is still a major positive for us. Without some negative government action, ethanol should remain very strong.

                  This report contains financial outlooks that are projections, based on data available today and MCP's analysis of that data at the current time. Actual results will vary and could be materially impacted by events that can not be foreseen or predicted.

                  Thank you for your support. Your management team is trying its best to continue to improve your company. We are working hard for you.

                  Sincerely,


                  /S/ L. DAN THOMPSON                           /S/ JERRY JACOBY
                  L. Dan Thompson                               Jerry Jacoby
                  President/Chief Executive Officer             Board Chairman


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   MINNESOTA CORN PROCESSORS, LLC





Dated: May 16, 2001

                                   By /S/ DANIEL H. STACKEN
                                      ------------------------
                                      Daniel H. Stacken
                                      Vice President and Chief Financial Officer


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